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Contact:
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
Harry W. Wilcox                        Pamela S. DeMala             Michelle L. Linn
Sr. VP Business Development and CFO    Director, Public Affairs     Manager
Cambridge NeuroScience, Inc.           Boehringer Ingelheim         Feinstein Partners, Inc.
(617) 225-0600 ext. 119                (203) 798-4700               (617) 577-8110
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FOR IMMEDIATE RELEASE
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                     BOEHRINGER INGELHEIM INVESTS ADDITIONAL

                      $10 MILLION IN CAMBRIDGE NEUROSCIENCE



       -- EQUITY PURCHASE REFLECTS ADVANCEMENT OF CERESTAT(1) INTO PIVOTAL

                     TRIALS FOR TWO CLINICAL INDICATIONS --



CAMBRIDGE, MASSACHUSETTS, AUGUST 22, 1996 -- Boehringer Ingelheim and Cambridge NeuroScience, Inc. (Nasdaq: CNSI) today announced that Boehringer Ingelheim GmbH is expanding its investment in Cambridge NeuroScience with the purchase of $10 million of Cambridge NeuroScience common stock. The investment follows the initiation in July of this year of a 900 patient pivotal trial of CERESTAT in stroke patients, and the start of a pivotal trial in traumatic brain injury in March. Earlier this year, Cambridge NeuroScience and Boehringer Ingelheim announced the pivotal trial of CERESTAT in patients with traumatic brain injury, which will include 700 patients.

Boehringer Ingelheim is purchasing 1,237,624 shares of the common stock of Cambridge NeuroScience at a price of $8.08 per share. At the closing of the transaction, which is expected to take place in several weeks, Boehringer Ingelheim will own approximately 17% of Cambridge NeuroScience.

"This investment reflects the progress that the companies have made developing CERESTAT and Boehringer Ingelheim's confidence in Cambridge NeuroScience as a development partner," said Burkhard Blank, M.D., Head of International Project Management of Boehringer Ingelheim GmbH.

To date, over 450 patients and volunteers have participated in CERESTAT clinical trials over the last three years, including more than 350 treated with CERESTAT. The drug acts to prevent nerve cell death and brain damage following head injury or stroke by preventing excessive entry of calcium into nerve cells. It is known that nerve cell death following a serious head injury or stroke is triggered by excessive glutamate released from damaged nerve terminals, which stimulates the massive entry of calcium into nerve cells. There are approximately 500,000 victims of stroke in the United States annually.

"The alliance with Boehringer Ingelheim has met all our strategic objectives for advancing the development of our lead product, and the two development teams have collaborated extremely well from day one," said Elkan Gamzu, Ph.D., Cambridge NeuroScience President and Chief Executive Officer. "We're extremely proud of their continued confidence in Cambridge NeuroScience and enthusiastic about the expanded commitment on both sides."

Cambridge NeuroScience and Boehringer Ingelheim entered into a collaboration in March of 1995 to


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jointly develop CERESTAT for stroke and traumatic brain injury. Under the terms of the collaborative agreement, Boehringer Ingelheim pays for at least 75% of the development costs and has exclusive marketing rights, subject to a royalty. Cambridge NeuroScience has the right to co-promote the product in the United States.

Cambridge NeuroScience, Inc. is a leading neuroscience company engaged in the discovery and development of proprietary pharmaceuticals to treat serious disorders of the nervous system. The Company is developing a number of products to treat stroke, traumatic brain injury and chronic neurodegenerative disorders including multiple sclerosis and other neuropathies.

Boehringer Ingelheim is an international corporation with headquarters in Ingelheim, Germany, operating in the fields of pharmaceutical, biological, and chemical products. With about 160 companies, the Boehringer Ingelheim Corporation is represented on every continent. With its own research, production and distribution facilities, it ranks among the 20 major pharmaceutical companies worldwide.

This press release contains forward-looking statements based on the current expectations of management. There are certain important factors that could cause results to differ from those anticipated by the statements made above, including, but not limited to, the continued funding of the Company's development program from Boehringer Ingelheim under the Boehringer Ingelheim collaborative agreement, the rate of enrollment of patients in the Company's current and future clinical trials, and the acceptance by regulatory authorities of the Company's clinical trial outcomes as a basis for marketing approval.

(1)  CERESTAT is a registered trademark of Boehringer Ingelheim International
     GmbH.

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